AGREEMENT AND PLAN OF MERGER, AS AMENDED


                                 by and between


                             PCA INTERNATIONAL, INC.


                                       AND


                            JUPITER ACQUISITION CORP.


                                   dated as of


                                 April 20, 1998

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----
ARTICLE I           THE MERGER.................................................1
  Section 1.1       The Merger.................................................1
  Section 1.2       Effective Time.............................................2
  Section 1.3       Closing....................................................2
  Section 1.4       Directors and Officers of the Surviving Corporation........2
  Section 1.5       Shareholders' Meeting......................................2

ARTICLE II          CONVERSION OF SECURITIES...................................4
  Section 2.1       Conversion of Capital Stock................................4
  Section 2.2       Payment of Cash Merger Consideration.......................6
  Section 2.3       Dissenters' Rights.........................................7
  Section 2.4       Exchange of Stock Certificates.............................7
  Section 2.5       Stock Options..............................................8

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF THE
                    COMPANY....................................................8
  Section 3.1       Organization...............................................8
  Section 3.2       Capitalization.............................................9
  Section 3.3       Authorization; Validity of Agreement; Company Action......10
  Section 3.4       Consents and Approvals; No Violations.....................10
  Section 3.5       SEC Reports and Financial Statements......................11
  Section 3.6       Absence of Certain Changes................................12
  Section 3.7       No Undisclosed Liabilities................................12
  Section 3.8       Litigation................................................12
  Section 3.9       Employee Benefit Plans; ERISA.............................13
  Section 3.10      Information in Proxy Statement............................14
  Section 3.11      No Default; Compliance with Applicable Laws...............15
  Section 3.12      Licenses; Intellectual Property...........................15
  Section 3.13      Taxes.....................................................16
  Section 3.14      Insurance.................................................19
  Section 3.15      Contracts.................................................19
  Section 3.16      Related Party Transactions................................20
  Section 3.17      Real Property.............................................20
  Section 3.18      Vote Required.............................................21
  Section 3.19      Environmental Matters.....................................21
  Section 3.20      Year 2000.................................................23
  Section 3.21      Fairness Opinion..........................................23

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF
                    MERGERCO..................................................23
  Section 4.1       Organization..............................................24

                                                                            Page
                                                                            ----
  Section 4.2       Capitalization............................................24
  Section 4.3       Authorization; Validity of Agreement; Necessary Action....24
  Section 4.4       Consents and Approvals: No Violation......................24
  Section 4.5       Information in Proxy Statement............................25
  Section 4.6       Litigation................................................25
  Section 4.7       Financing Commitment......................................25
  Section 4.8       Fraudulent Conveyance.....................................26

ARTICLE V           COVENANTS.................................................26
  Section 5.1       Interim Operations of the Company.........................26
  Section 5.2       Access; Confidentiality...................................28
  Section 5.3       Consents and Approvals....................................28
  Section 5.4       No Solicitation...........................................29
  Section 5.5       Brokers or Finders........................................30
  Section 5.6       Additional Agreements.....................................30
  Section 5.7       Publicity.................................................30
  Section 5.8       Notification of Certain Matters...........................31
  Section 5.9       Directors' and Officers' Insurance and Indemnification....31
  Section 5.10      Tax Return Filing and Tax Elections.......................32
  Section 5.11      Cooperation...............................................33
  Section 5.12      Financing.................................................33
  Section 5.13      NASDAQ Listing............................................33
  Section 5.14      Fees......................................................33
  Section 5.15      Consummation of the Merger................................33

ARTICLE VI          CONDITIONS................................................34
  Section 6.1       Conditions to Each Party's Obligation to Effect the Merger
                    Transaction...............................................34
  Section 6.2       Conditions to Mergerco's Obligation to Effect the Merger..34
  Section 6.3       Conditions to the Company's Obligation to Effect
                    the Merger................................................36

ARTICLE VII         TERMINATION...............................................37
  Section 7.1       Termination...............................................37
  Section 7.2       Effect of Termination.....................................39

ARTICLE VIII        MISCELLANEOUS.............................................39
  Section 8.1       Fees and Expenses.........................................39
  Section 8.2       Amendment and Modification................................40
  Section 8.3       Nonsurvival of Representations and Warranties.............40
  Section 8.4       Notices...................................................40
  Section 8.5       Interpretation............................................41
  Section 8.6       Counterparts..............................................42

  Section 8.7       Entire Agreement; No Third Party Beneficiaries; Rights of
                    Ownership.................................................42
  Section 8.8       Severability..............................................42
  Section 8.9       Governing Law.............................................42
  Section 8.10      Assignment................................................42


                             Index of Defined Terms


Defined Term                                                         Section No.
------------                                                         -----------
Affiliate(s)........................................................  8.5
Agreement...........................................................  Recitals
Agreements..........................................................  3.4
Acquisition Proposal................................................  5.4
Alternative Financing...............................................  5.12
Benefit Plans.......................................................  3.9(a)
Cash Merger.........................................................  2.1(c)
Cash Merger Consideration...........................................  2.1(c)
Cash Merger Shares..................................................  2.1(c)
Certificates........................................................  2.2(b)
Closing.............................................................  1.3
Closing Date........................................................  1.3
Code................................................................  3.9(b)
Commitment Letter...................................................  4.7(b)
Common Stock........................................................  2.1
Company.............................................................  Recitals
Company SEC Documents...............................................  3.5
Company Shares......................................................  3.2(a)
Continuing Share Election...........................................  2.1(d)
Continuing Shareholders.............................................  2.1(d)
Continuing Shares...................................................  2.1(d)
Disclosure Schedule.................................................  2.1(d)
Dissenting Shareholders.............................................  2.1(c)
Documents...........................................................  3.5
D&O Insurance.......................................................  5.9(b)
Effective Time......................................................  1.2
Environment.........................................................  3.19(a)
Environment Claims..................................................  3.19(b)

Defined Term                                                         Section No.
------------                                                         -----------
Environmental Compliance Costs......................................  3.19(c)
ERISA...............................................................  3.9(a)
ERISA Affiliate.....................................................  3.9(a)
Exchange Act........................................................  1.5(a)
Fees and Expenses...................................................  8.1(b)
Financing...........................................................  4.7(b)
GAAP................................................................  3.5
Governmental Entity.................................................  3.4
Hazardous Substances................................................  2.2
HSR Act.............................................................  3.4
Indemnified Party...................................................  5.9(a)
Intellectual Property...............................................  3.12
Jupiter.............................................................  4.2
Licenses............................................................  3.12
Material Adverse Effect.............................................  7.1(a)
Material Agreements.................................................  3.15
Maximum Continuing Number...........................................  2.1(d)
Maximum Continuing Percentage.......................................  2.1(d)
Merger..............................................................  Recitals
Mergerco............................................................  Recitals
Mergerco Common Stock...............................................  2.1
Minimum Continuing Number...........................................  2.1(d)
Minimum Continuing Percentage.......................................  2.1(d)
NationsBank Letter..................................................  4.7(b)
NationsBridge Letter................................................  4.7(b)
NCBCA...............................................................  Recitals
1998 Financial Statements ..........................................  3.5
1998 Form 10-K .....................................................  3.5
Options.............................................................  2.5
Option Consideration................................................  2.5
Owned Real Property.................................................  3.17(a)
Paying Agent........................................................  2.2(a)
Preferred Stock.....................................................  3.2(a)
Proxy Statement.....................................................  1.5(a)
Release.............................................................  3.19(e)

Defined Term                                                         Section No.
------------                                                         -----------
Remedial Action.....................................................  3.19(f)
Rollover Letters....................................................  2.1(d)
Safety and Environmental Claims.....................................  3.19(g)
Safety and Environmental Law........................................  3.19(h)
Schedule 13E-3......................................................  1.5(b)
SEC.................................................................  1.5(a)
SEC Documents.......................................................  3.5
Secretary of State..................................................  1.2
Securities Act......................................................  3.5
Service.............................................................  3.9(b)
Shares..............................................................  2.1
Special Meeting.....................................................  1.5(a)
Stock Option Plans..................................................  2.5
Subsidiary..........................................................  3.1
Surviving Corporation...............................................  1.1
Taxes...............................................................  3.13(c)
Tax Return..........................................................  3.13(c)
Termination Date ...................................................  7.1(b)
Title Defects.......................................................  3.17(a)
Trade Secrets.......................................................  3.12
Year 2000...........................................................  3.20
Voting Debt.........................................................  3.2(a)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 20, 1998, by and between PCA International, Inc., a North Carolina corporation (the "Company") and Jupiter Acquisition Corp., a North Carolina corporation ("Mergerco").

                                    RECITALS

         The respective boards of directors of the Company and Mergerco deem it advisable for the mutual benefit of the Company and Mergerco, and their respective shareholders, that Mergerco be merged with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Business Corporation Act of the State of North Carolina (the "NCBCA"). The Board of Directors and sole shareholder of Mergerco have approved and adopted this Agreement. The Board of Directors of the Company has approved this Agreement and has resolved to recommend to the shareholders of the Company to vote to approve the principal terms of this Agreement in conjunction with their approval of the principal terms of the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Company and Mergerco shall consummate the Merger pursuant to which (a) Mergerco shall be merged with and into the Company and the separate corporate existence of Mergerco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of North Carolina, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.1. Pursuant to the Merger, (x) the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (y) the Bylaws of Mergerco, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, such Articles of Incorporation and such Bylaws. The Merger shall have the effects specified in the NCBCA.

         Section 1.2 Effective Time. Mergerco and the Company will cause Articles of Merger to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Mergerco and the Company may agree) with the Secretary of State of North Carolina (the "Secretary of State") as provided in the NCBCA. The Merger shall become effective on the date on which the Articles of Merger have been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time."

         Section 1.3 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

         Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Mergerco at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws. Mergerco agrees that prior to the Effective Time, it shall offer the following directors of the Company the opportunity to remain as directors of the Company following the Effective Time until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal: Donald P. Greenberg, Bridgette P. Heller and Joseph H. Reich. The officers of the Company at the Effective Time shall, from and after the Effective Time, remain as the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Bylaws.

         Section 1.5 Shareholders' Meeting.

                  (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law:

                           (i) duly call, give notice of, convene and hold a special meeting (or the annual meeting) of its shareholders (the "Special

         Meeting") as promptly as practicable for the purpose of considering and taking action upon the approval of this Agreement and the Merger;

                           (ii) prepare and, after consultation with Mergerco, file with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a preliminary proxy statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Mergerco, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Mergerco and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders;

                           (iii) promptly notify Mergerco of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or the definitive Proxy Statement or for additional information, and will promptly supply Mergerco with copies of all correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary proxy statement, the definitive Proxy Statement or the Merger;

                           (iv) promptly inform Mergerco if at any time prior to the Special Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, the Company, with the cooperation of Mergerco, will, upon learning of such event, promptly prepare and mail such amendment or supplement; provided, that prior to such mailing, the Company shall consult with Mergerco with respect to such amendment or supplement and shall afford Mergerco reasonable opportunity to comment thereon;

                           (v) notify Mergerco at least 24 hours prior to the mailing of the Proxy Statement, or any amendment or supplement thereto, to the shareholders of the Company; and

                           (vi) subject to the fiduciary obligations of the Board of Directors under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of this Agreement and the Merger.

                  (b) The Company, if required, and Mergerco, if required, shall prepare and file concurrently with the filing of the preliminary proxy statement, a Statement on Schedule 13E-3 ("Schedule 13E-3") with the SEC. If at any time prior to the Special Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or supplement to, the
Schedule 13E-3, the Company or Mergerco, as the case may be, shall file such amendments or supplements.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $.20 per share, of the Company ("Common Stock" or "Shares" and individually as "Share") or holders of any shares of common stock, par value $.01 per share, of Mergerco (the "Mergerco Common Stock"):

                  (a) Mergerco Common Stock. Each issued and outstanding share of Mergerco Common Stock shall be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Mergerco or any wholly owned Subsidiary (as defined in Section 3.1 hereof) of Mergerco immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) Exchange of Shares. Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b), Shares to remain outstanding pursuant to Section 2.1(d), and any Shares which are held by shareholders exercising appraisal rights pursuant to Chapter 55-13 of the NCBCA ("Dissenting Shareholders")) shall, subject to Section 2.1(d) herein, be converted into the right to receive $26.50 in cash without interest (the "Cash Merger Consideration"), payable to the holder thereof. Such Cash Merger Consideration shall be paid upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2. The Shares converted into the right to receive the Cash Merger Consideration are hereinafter referred to as the "Cash Merger Shares." All such Cash Merger Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Cash Merger Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.2, without interest.

                  (d) Continuing Shares. Notwithstanding the provisions of
Section 2.1(c), in connection with the Merger, each holder of Shares of Common Stock shall have the right to elect to have any or all Shares held by such holder to remain outstanding (any Shares which so remain outstanding are herein referred to as "Continuing Shares") and not be converted into the right to receive the Cash Merger Consideration (subject to the upward or downward adjustment referred to below in this Section 2.1(d)). Such election may be exercised by a holder of Shares completing and returning to the Company by 5:00 P.M., New York City time, on the last business day preceding the date of the Special Meeting, a form of Continuing Share Election (the "Continuing Share Election") which shall be mailed to holders together with the Proxy Statement and proxy. Each holder of Shares (other than holders of Shares to be canceled as set forth in Section 2.1(b) and Dissenting Shareholders) shall have the right to specify in the Continuing Share Election (i) the number of Shares owned by such holder that such holder desires to have converted into the right to receive the Cash Merger Consideration and (ii) the number of Shares owned by such holder that such holder desires to remain outstanding as Continuing Shares and not be converted into the right to receive the Cash Merger Consideration. If holders of Shares elect in the aggregate to retain Continuing Shares in excess of the Maximum Continuing Number (as hereinafter defined), then the number of Continuing Shares to be owned by all such electing holders will be prorated based on the number of Continuing Shares each shareholder that made a Continuing Share Election elected to retain (with fractional Shares rounded down to the next whole number) so that only the Maximum Continuing Number of Shares shall remain as Continuing Shares. With respect to Shares as to which Continuing Share Elections are made but with respect to which no Continuing Shares will be issued by reason of the preceding sentence, such Continuing Share Elections shall be deemed revoked and relinquished and such Shares shall be converted into the right to receive the Cash Merger Consideration. If holders of Shares elect in the aggregate to retain less than the Minimum Continuing Number (as hereinafter defined) of Shares, then (i) each shareholder that made a Continuing Share Election shall retain the number of Continuing Shares set forth in such election and (ii) each shareholder (whether or not such shareholder made a Continuing Share Election) shall receive a prorated (based on the total number of Shares owned by such Shareholder as to which a Continuing Share Election has not been made) number of Continuing Shares (with fractional Shares rounded up to the next whole number) so that the Minimum Continuing Number of Shares shall remain outstanding as Continuing Shares. With respect to Shares as to which no Continuing Share Election was made but which will remain outstanding as Continuing Shares by reason of the preceding sentence, such a Continuing Share Election shall be deemed to have been made. The Continuing Shares shall not be converted or canceled as provided in Section 2.1(c), but the certificates representing such Shares shall be exchanged as provided in Section 2.4(b). For the purposes of this Agreement, "Maximum Continuing Number" shall mean 358,490 Shares (plus the number of Continuing Shares "beneficially owned" (as defined in the Exchange Act) by the persons listed in Section 2.1(d) to the Disclosure Schedule heretofore delivered to Mergerco (the "Disclosure Schedule")), and "Minimum Continuing Number" shall mean 271,698 Shares (plus the number of Continuing Shares "beneficially owned" by the persons listed in Section 2.1(d) to the Disclosure Schedule).

                  (e) Adjustments. If, between the date of this Agreement and the Effective Time, the number of outstanding Shares or the number of shares of the Common Stock of the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, the amount of the Cash Merger Consideration shall be correspondingly adjusted.

         Section 2.2 Payment of Cash Merger Consideration.

                  (a) Paying Agent. Mergerco shall designate a bank or trust company to act as agent for the holders of the Cash Merger Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of the Cash Merger Shares shall become entitled pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Mergerco or the Surviving Corporation in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payments of principal and interest, commercial paper rated of the highest quality by Moody's Investor Services or Standard & Poors Rating Group or certificates of deposit, issued by commercial banks having at least $1 billion in assets.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Cash Merger Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Cash Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Mergerco and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Cash Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Mergerco, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Cash Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Cash Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Cash Merger Consideration in cash as contemplated by this Section 2.2.

                  (c) No Further Ownership Rights in the Shares. At the Effective Time, there shall be no further registration of transfers of the Cash Merger Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Cash Merger Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Cash Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Cash Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.3 Dissenters' Rights. Any Dissenting Shareholder which perfects its dissenter's rights pursuant to Chapter 55-13 of the NCGCA shall have the rights to receive payment as provided in such Chapter for its Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Cash Merger Consideration pursuant to Section 2.1.

         Section 2.4 Exchange of Stock Certificates. (a) Immediately after the Effective Time, the Surviving Corporation shall deliver to the record holders of the certificates which immediately prior to the Effective Time represented all the outstanding shares of Mergerco Common Stock that were converted into the right to receive Shares in accordance with Section 2.1(a), in exchange for such certificates, duly endorsed in blank, Share certificates, registered in the names of such record holders, representing the number of Shares to which such record holder are so entitled by virtue of Section 2.1(a).

                  (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of Continuing Shares a letter of instructions (which shall be in such form and have such other provisions as Mergerco and the Company may reasonably specify) instructing such holders to transmit their certificates representing Continuing Shares to the Paying Agent in exchange for new certificates representing such Continuing Shares. Although certificates representing Continuing Shares which are not so exchanged will be deemed for all purposes to represent validly issued and outstanding Continuing Shares, such certificates will not be transferable on the books of the Company except for such new certificates. Any holder of a certificate which represents some Shares entitled to receive the Cash Merger Consideration and some Continuing Shares shall receive in exchange therefor the Cash Merger Consideration for the Cash Merger Shares pursuant to Section 2.2(b) and a new certificate for the Continuing Shares pursuant to this Section 2.4(b).

         Section 2.5 Stock Options. With respect to the Company's Amended and Restated 1996 Omnibus Long-Term Compensation Plan, the 1990 Non-Qualified Stock Option Plan and the 1992 Non-Qualified Stock Option Plan (collectively, the "Stock Option Plans"), the Company shall take such action as shall be required to effectuate the cancellation of all options under the Stock Option Plans (the "Options") (whether or not then exercisable and without regard to the exercise price of such Options), to take effect immediately prior to the Effective Time. Each holder of an Option shall receive from the Company, in respect of each Option so canceled, as soon as practicable following the Effective Time, an amount equal to the excess, if any, of the Cash Merger Consideration over the exercise price of such Option, multiplied by the number of Shares subject to such Option, without any interest thereon and after deducting taxes required to be withheld (the "Option Consideration"). Notwithstanding the foregoing, payment may be withheld in respect of any Option until any required consent of the holder thereof to its cancellation as contemplated hereby is obtained. The surrender of an Option to the Company shall be deemed a release of any and all rights the holder had or may have had in such Option, other than the right to receive the Option Consideration in respect thereof. Notwithstanding the foregoing, Mergerco may, by separate agreements with holders of any Options, agree with such holders on alternate treatment of such Options.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Mergerco as follows:

         Section 3.1 Organization. Except as set forth in Section 3.1 of the Company's disclosure schedule heretofore delivered to Mergerco (the "Disclosure Schedule"), each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As used in this Agreement, the term "Subsidiary" shall mean all corporations or other entities in which the Company or Mergerco, as the case may be, owns a majority of the issued and outstanding capital stock or similar interests. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the condition (financial or other), businesses, assets or results of operations of such entity (or, if used with respect thereto, of such group of entities taken as a whole). The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company does not own any equity interest in any corporation or other entity other than the Subsidiaries. Section 3.1 of the Company's Disclosure Schedule sets forth a complete list of the Company's Subsidiaries.

         Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock (the "Company Shares"), 2,000,000 shares of preferred stock, par value $10.00 per share (the "$10.00 Preferred") and 69,790 shares of preferred stock, par value $8.00 per share (the "$8.00 Preferred", and together with the $10.00 Preferred, the "Preferred Stock"). As of the date hereof, (i) 7,941,379 Shares are issued and outstanding,
(ii) no Shares are issued and held in the treasury of the Company, (iii) no shares of Preferred Stock are issued or outstanding, (iv) 1,511,000 Shares are reserved for issuance upon exercise of outstanding Options granted under the Stock Option Plans and (v) 150,000 Shares are reserved for issuance upon exercise of outstanding warrants. Section 3.2 of the

Company's Disclosure Schedule sets forth the exercise price, grant date and expiration date for all outstanding Options. All the outstanding Shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.2 of the Disclosure Schedule there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company or any of its Subsidiaries authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or any capital stock of the Company, or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

                  (b) All of the outstanding shares of capital stock of each of the Subsidiaries of the Company are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances.

                  (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

                  (d) None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

         Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this

Agreement and, subject to shareholder approval, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its shareholders as contemplated by Section 1.5 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Mergerco, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         Section 3.4 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required as set forth in Section 3.4 of the Company's Disclosure Schedule, and other applicable requirements of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws, and the NCBCA, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the Bylaws of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of payment, termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Agreements") or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clause (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole and which will not materially impair the ability of the Company to consummate the transactions contemplated hereby. Except as set forth in Section 3.4 of the Company's Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any contract or agreement (whether written or oral) providing for any severance or other payment upon or following a change of control of the Company. Section 3.4 of the Company's Disclosure Schedule describes in reasonable detail the nature and amount of any such severance or other payments.

         Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Mergerco true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1995 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company (the "1998 Financial Statements") included in the Company's Annual Report on Form 10K for the fiscal year ended February 1, 1998 (the "1998 10-K") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby. The historical financial information contained in the financial information attached as Section 3.5 of the Disclosure Schedule is, to the best of the knowledge of the Company, true and correct in all material respects.

         Section 3.6 Absence of Certain Changes. Except as disclosed in Section
3.6 of the Company's Disclosure Schedule, since February 1, 1998, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and there has not occurred (i) any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole;
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP.

         Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed in the Company SEC Documents and (b) for liabilities and obligations as set forth in
Section 3.7 of the Company Disclosure Schedule, since February 1, 1998, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or, subject to the foregoing exceptions or for liabilities or obligations incurred in the ordinary course of business and consistent with past practice, would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto).

         Section 3.8 Litigation. Except as set forth in Section 3.8 of the Company's Disclosure Schedule, none of the Company, any of its Subsidiaries and any of their respective properties, assets, businesses, franchises, or governmental approvals, is subject to any pending, or, to the knowledge of the Company, threatened, legal action, suit, arbitration or other legal or administrative proceeding or outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen after due inquiry, in the future would have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

         Section 3.9 Employee Benefit Plans; ERISA.

                  (a) Section 3.9 of the Company's Disclosure Schedule sets forth a list of all material employee benefit plans, arrangements, contracts or agreements (including, but not limited to, employment agreements, severance agreements, executive compensation arrangements, equity arrangements, incentive plans, bonus plans, deferred compensation agreements, health, accident, vacation or other fringe benefit plans) of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be under "common control" within the meaning of section 4001(a)(14) of ERISA ("Benefit Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any Subsidiary.

                  (b) With respect to each Benefit Plan: (i) if intended to qualify under section 401(a), 401(k) or 403(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), the United States Internal Revenue Service (the "Service") has issued a favorable letter of determination on such qualified status and on the exempt status under section 501(a) of the Code and since such letter of determination no event has occurred that would disqualify such plan; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the knowledge of the Company, threatened that might reasonably be expected to give rise to material liability on the part of the Company; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of the Company; (vi) all contributions and premiums due as of the date hereof (taking into account any extensions for such contributions and premiums) have been made in full; and (vii) all reports required to be filed with respect to such Benefit Plan have been properly, accurately and timely filed.

                  (c) Neither the Company nor any ERISA Affiliate (a) has incurred, or reasonably expects to incur, an accumulated funding deficiency, as defined in the Code and ERISA or (b) has any material liability under Title IV of ERISA with respect to any Benefit Plan that is subject to Title IV of ERISA.

                  (d) With respect to each Benefit Plan that is a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis.

                  (e) Except as contemplated by Section 2.5, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual, (ii) constitute or result in a prohibited transaction under section 4975 of the Code or section 406 or 407 of ERISA or (iii) subject the Company, any of its Subsidiaries, any ERISA Affiliate, any of the Benefit Plans, any related trust, any trustee or administrator of any thereof, or any party dealing with the Benefit Plans or any such trust to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4976 or 4980B of the Code.

                  (f) There is no arrangement under any Benefit Plan that would result in the payment of any amount that by operation of section 280G or 162(m) of the Code would not be deductible by the Company or any of the Subsidiaries.

                  (g) There are no unfunded obligations under any Benefit Plan except to the extent of reserves therefor shown in the Company SEC Documents.

                  (h) No employees of the Company or any of its Subsidiaries who earn annual compensation in 1998 in excess of $50,000 have threatened to terminate or are reasonably expected to terminate, their employment prior to or after the Effective Time.

                  (i) Neither the Company nor any ERISA Affiliate has at any time within the preceding six years been obligated to contribute to any Benefit Plan that is a "multiemployer plan," as such term is defined in section 3(37) of ERISA.

                  (j) With respect to each Benefit Plan, the Company has made available to Mergerco or its representatives accurate and complete copies of all plan texts, summary plan descriptions, summary of material modifications, trust agreements and other related agreements including all amendments to the foregoing; the most recent annual report; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the Service; and the most recent actuarial valuation, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

         Section 3.10 Information in Proxy Statement. The information contained in the Proxy Statement and the Schedule 13E-3, any amendment or supplement thereto or any other documents filed with the SEC by the Company in connection with the Merger, when filed with the SEC and, in case of the Proxy Statement, when mailed to Company shareholders and at the time of the Special Meeting (except for information supplied by Mergerco specifically for inclusion or incorporation by reference therein, as to which no representation by the Company is made), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 3.11 No Default; Compliance with Applicable Laws. The business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Articles of Incorporation or Bylaws, or (ii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, excluding from the foregoing clause (ii), defaults or violations which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Except as disclosed in Section 3.11 of the Company's Disclosure Schedule, as of the date of this Agreement, no claim or, to the best knowledge of the Company, investigation or review by any Governmental Entity or other entity with respect to the Company or any of its Subsidiaries is pending or, to the best knowledge of the Company, threatened nor to the best knowledge of the Company has any Governmental Entity or other entity indicated an intention to assert or conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen after due inquiry, in the future will not, individually or in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

         Section 3.12 Licenses; Intellectual Property. Section 3.12 of the Company's Disclosure Schedule sets forth a list of all registered and material unregistered Intellectual Property (as defined below) owned by the Company and used in the conduct of its business and all agreements granting any right to use or practice any right relating to the Intellectual Property (as defined below) currently used in the conduct of the Company's business (the "Licenses"). Except as set forth in Section 3.12 of the Company's Disclosure Schedule, (i) the Company or its Subsidiaries is the sole owner of all of its rights under the Licenses free and clear of any liens, claims, encumbrances or interests; (ii) the Company or its Subsidiaries is the sole owner of, or has a valid right to use pursuant to a License, all patents and patent applications; registered and unregistered trademarks, service marks, trade names, trade dress, logos, company names and other source or business identifiers, including all goodwill associated therewith; the names, likenesses and other attributes of individuals; registered and unregistered copyrights, computer programs and databases; trade secrets, inventions, discoveries, proprietary technology, know-how, industrial designs, customer lists and other confidential information ("Trade Secrets"); any pending applications for any of the foregoing (collectively, the "Intellectual Property") currently used in the conduct of the Company's business, free and clear of any liens, claims, encumbrances or interests; (iii) to the Company's best knowledge the present or past operations of the Company or the Subsidiaries does not infringe upon, violate, interfere or conflict with the rights of others with respect to any Intellectual Property and no claim is pending or, to the Company's best knowledge, threatened, to this effect; (iv) none of the Intellectual Property currently used is invalid or unenforceable, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property and no claim is pending or, to the Company's best knowledge, threatened, to this effect; (v) no License provision or any other contract, agreement or understanding to which the Company or any Subsidiary is a party would prevent the continued use by the Company or the Subsidiaries (as currently used by the Company or its Subsidiaries) of any Intellectual Property following the consummation of the transactions contemplated hereby; (vi) to the Company's best knowledge, no person is infringing upon or otherwise violating any Intellectual Property or License; (vii) there are no claims pending or, to the Company's best knowledge, threatened in connection with any License; and
(viii) to the Company's best knowledge, no Trade Secret has been disclosed by the Company or its Subsidiaries to any third party except subject to an appropriate confidentiality agreement or as required by a governmental authority.

         Section 3.13 Taxes. (a) Except as set forth in Section 3.13 of the Company's Disclosure Schedule:

                           (i) the Company and its Subsidiaries have (w) duly filed (or there have been filed on their behalf) with the Service all United States federal income Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, such Tax Returns are true, correct and complete in all material respects (or the financial statements contain an adequate charge, accrual or reserve for taxes in respect of such tax returns), and all Taxes (as hereinafter defined) shown on such Tax Returns have been duly paid, (x) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all other Tax Returns required to be filed by them on or prior to the date hereof, other than any filings which the failure to make in a timely manner would not, whether singly or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, such Tax Returns are true, correct and complete in all material respects (or the financial statements contain an adequate charge, accrual or reserve for taxes in respect of such tax returns), and all Taxes shown on such Tax Returns and all other Taxes due or claimed to be due, whether by proposed assessment or otherwise, by any governmental authority have been duly paid, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and (y) duly made provision in accordance with GAAP for all Taxes for all periods for which Tax Returns have not yet been filed or with respect to which Taxes are not yet due;

                           (ii) there are no liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due;

                           (iii) neither the Company nor any of its Subsidiaries has made any change in accounting methods, there is no application pending with any taxing authority requesting permission for any change in any accounting method of any of the Company or its Subsidiaries and no taxing authority has proposed any adjustment or change in accounting method, and neither the Company nor any of its Subsidiaries has received a ruling from any taxing authority or signed an agreement likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole;

                           (iv) the Company and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and other compensation and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

                           (v) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its Subsidiaries has received notice that such an audit or proceedings may be commenced;

                           (vi) the Federal Income Tax Returns of or with respect to each of the Company and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including January 31, 1994 (except for the returns of American Studios, Inc., which have been examined through December 31,
         1991), and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid;

                           (vii) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force;

                           (viii) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any agreement providing for the allocation or sharing of Taxes and neither the Company nor any of its Subsidiaries has any liability for Taxes of any person or entity other than the Company and its Subsidiaries;

                           (ix) neither the Company nor its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and none of the actions contemplated or permitted by this Agreement will result in any such payments;

                           (x) neither the Company nor any of its Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code);

                           (xi) the deductibility of compensation by the Company and/or its Subsidiaries will not be limited by Section 162(m) of the Code;

                           (xii) all transactions that could give rise to an understatement of the federal income tax liability of the Company or any of its Subsidiaries within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement;

                           (xiii) no closing agreement that could affect the Taxes of the Company or any of its Subsidiaries for periods ending after the Closing Date pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to any of the Company or its Subsidiaries;

                           (xiv) no currently effective Federal Income Tax elections have been made or filed by or with respect to the Company or any of its Subsidiaries;

                           (xv) none of the assets of the Company or any of its Subsidiaries are assets or property that are or will be required to be treated as being: (a) owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately before the enactment of the Tax Reform Act of 1986); (b) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; (c) property used predominantly outside the United States within the meaning of Proposed Treasury Regulation
         Section 1.168-2(g)(5) or (d) "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code; and

                           (xvi) all adjustments to Federal taxable income required to have been reported to any state or local taxing authority have been so reported.


                  (b) The net operating loss and credit carryovers available to the Company and its Subsidiaries are set forth in Section 3.13 of the Company's Disclosure Schedule. Except as set forth in Section 3.13 of the Company's Disclosure Schedule, as of the date of this Agreement, the net loss and credit carryovers are not subject to limitations imposed by Sections 382, 383 or 384 of the Code (or any predecessor thereto), the consolidated return regulations or otherwise.

                  (c) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, estimated, excise, real or personal property, sales, withholding, social security, occupation, use, service, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or Jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         Section 3.14 Insurance. As of the date hereof, the Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors have previously been made available for inspection by Mergerco and are in full force and effect. Section 3.14 of the Company's Disclosure Schedule describes all self-insurance arrangements affecting the Company or any Subsidiary and the aggregate amount of all claims made under such arrangements since January 1, 1994. As of the date hereof, there are no material claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. To the Company's best knowledge, all necessary notifications of claims have been made to insurance carriers other than those which will not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

         Section 3.15 Contracts. Each Agreement (as defined in Section 3.4) is legally valid and binding against the Company or its Subsidiaries and, to the Company's best knowledge, each other party thereto and in full force and effect, except where failure to be legally valid and binding and in full force and effect would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and there are no material defaults thereunder by the Company or its Subsidiaries and, to the Company's best knowledge, any other party thereto, except those defaults that would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company has previously made available for inspection by Mergerco or its representatives all material Agreements. Each of the Agreements set forth on section 3.15 of the Company's Disclosure Schedule (the "Material Agreements") is legally valid and binding against the Company or its Subsidiaries and, to the Company's best knowledge, each other party thereto and in full force and effect, and there are no material defaults thereunder by the Company or its Subsidiaries and, to the Company's best knowledge, any other party thereto. The Company has delivered to Mergerco true and complete copies of all Material Agreements. (a) No party to any of the Material Agreements within the last twelve months has threatened to modify, cancel or otherwise terminate, or to the Company's best knowledge, intends to modify, cancel or otherwise terminate, any of the Material Agreements or the relationship evidenced thereby and (b) no such party has during the last twelve months materially limited or, to the Company's best knowledge, intends to materially limit the services or supplies provided by it to the Company or any of its Subsidiaries, or by the Company or any of its Subsidiaries to it.

         Section 3.16 Related Party Transactions. Except as set forth in Section
3.16 of the Company's Disclosure Schedule or in the Company SEC Reports, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (i) has borrowed money from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) to the best knowledge of the Company, owns any direct or indirect interest of any kind in, or is a director, officer, employee, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (y) engaged in a business related to the business of the Company or any of its Subsidiaries or (z) participating in any transaction to which the Company or any of its Subsidiaries is a party or
(iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

         Section 3.17 Real Property.

                  (a) The Company is the owner of good, marketable and insurable fee title to the parcels of land described in Section 3.17 of the Company's Disclosure Schedule and to all of the buildings and other improvements located thereon (collectively, the "Owned Real Property") free and clear of all Title Defects (as hereinafter defined) except for the matters listed in Section 3.17 of the Company's Disclosure Schedule or encumbrances that do not, individually or in the aggregate (i) interfere in any material respect with the use and occupancy of the Owned Real Property as currently used and occupied or (ii) materially reduce the fair market value of the Owned Real Property below the fair market value the Owned Real Property would have had but for such encumbrances. The Owned Real Property constitutes all of the real property owned by the Company on the date hereof. As used in this Agreement, "Title Defects" shall mean and include any mortgage, deed of trust, lien, pledge, security interest, claim, lease, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation whatsoever.

                  (b) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Owned Real Property or any portion thereof or any other real property, or interest therein.

                  (c) The Owned Real Property is in full compliance with all applicable building, zoning, subdivision, environmental and other land use and similar laws, codes, regulations and orders of governmental authorities, except where the failure to be in such compliance will not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                  (d) The Company has not received notice and has no knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Owned Real Property or any part thereof or of any sale or other disposi tion of the Owned Real Property or any part thereof in lieu of condemnation.

         Section 3.18 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated thereby and hereby.

         Section 3.19 Environmental Matters. Except as set forth on Section 3.19 of the Company's Disclosure Schedule, the Company (a) is and has been for the past five years in compliance in all material respects with all applicable Safety and Environmental Laws; (b) there is no Environmental Claim pending, or, to the knowledge of the Company, threatened, against the Company, and there is no civil, criminal or administrative judgment, order or notice of violation extant against the Company pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety; and (c) there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent material compliance by the Company with Environmental Laws, or which have given rise to, or which are reasonably likely to give rise to, an Environmental Claim or to Environmental Compliance Costs in which the liability to the Company is reasonably likely to exceed $100,000. For purposes of this
Section 3.19:

                  (a) "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth;

                  (b) "Environment Claims" means any notification, whether direct or indirect, formal or informal, written or oral, pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety, that any of the current or past operations of the Company or any of its Subsidiaries, or any by-product thereof, or any of the property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or the operations or property of any predecessor of the Company or any of its Subsidiaries is or may be implicated in or subject to any claim, order, demand, hearing, notice, lawsuit, agreement or evaluation by any Governmental Entity or any other person;

                  (c) "Environmental Compliance Costs" means any expenditures, costs, assessments or expenses (including any expenditures, costs, assessments or expenses in connection with the conduct of any Remedial Action, as well as reasonable fees, disbursements and expenses of attorneys, experts, personnel and consultants), whether direct or indirect, necessary to cause the operations, real property, assets, equipment or facilities owned, leased, operated or used by the Company or any of its Subsidiaries to be in compliance with any and all requirements, as in effect at the Closing Date, of Safety and Environmental Laws, principles of common law concerning pollution, protection of the Environment or health and safety, or permits issued pursuant to Safety and Environmental Laws; provided, however, that Environmental Compliance Costs do not include expenditures, costs, assessments or expenses necessary in connection with normal maintenance of such real property, assets, equipment or facilities or the replacement of equipment in the normal course of events due to ordinary wear and tear;

                  (d) "Hazardous Substance" means any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Safety and Environmental Law;

                  (e) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property;

                  (f) "Remedial Action" means all actions, whether voluntary or involuntary, reasonably necessary to comply with, or discharge any obligation under, Safety and Environmental Laws to (i) clean up, remove, treat, cover or in any other way adjust Hazardous Substances in the indoor or outdoor Environment;
(ii) prevent or control the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any real property;

                  (g) "Safety and Environmental Claim" means any claims based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Sellers contained in this Agreement or in any Document delivered pursuant to this Agreement related to Safety and Environmental Laws; and

                  (h) "Safety and Environmental Law" means all laws, statutes, codes, ordinances, regulations or other requirements and orders, judgments, awards, decrees or writs relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         Section 3.20 Year 2000. The Company has developed and implemented a program to address, on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Company may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) and reasonably anticipates that it will, on a timely basis, successfully resolve the Year 2000 Problem for all material computer applications used by the Company.

         Section 3.21 Fairness Opinion. The Company has received a fairness opinion from Needham & Company in the form attached as Section 3.21 to the Disclosure Schedule.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                                    MERGERCO

           Mergerco represents and warrants to the Company as follows:

         Section 4.1 Organization. Mergerco is a corporation duly organized, validly existing and in good standing under the laws of North Carolina and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on Mergerco. Mergerco is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Mergerco.

         Section 4.2 Capitalization. The authorized capital stock of Mergerco will, immediately prior to the Effective Time, consist of (i) 10,000,000 shares of Mergerco Common Stock, of which there will be 1,905,661 shares outstanding. All outstanding shares of capital stock of Mergerco will at such time be duly authorized and validly issued and fully paid and nonassessable. As soon as practicable after the Effective Time, the Company shall issue to Jupiter Partners II L.P. ("Jupiter"), and Jupiter shall purchase from the Company, for cash consideration of $26.50 per share, a number of Shares of the Company equal to (i) the amount, if any, of equity provided by Jupiter to Mergerco or the Company pursuant to Section 4.7(a) in excess of $50,500,000, divided by (ii) $26.50.

         Section 4.3 Authorization; Validity of Agreement; Necessary Action. Mergerco has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Mergerco of this Agreement, and the consummation of the Merger and of the transactions contemplated hereby have been duly authorized by the Board of Directors of Mergerco and by the sole stockholder of Mergerco and no other corporate action on the part of Mergerco is necessary to authorize the execution and delivery by Mergerco of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Mergerco, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Mergerco, as the case may be, enforceable against it in accordance with its terms.

         Section 4.4 Consents and Approvals: No Violation. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws and the NCBCA, neither the execution, delivery or performance of this Agreement by Mergerco nor the consummation by Mergerco of the transactions contemplated hereby nor compliance by Mergerco with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of Mergerco, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Mergerco is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Mergerco or any of its properties or assets, excluding from the foregoing clause (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Mergerco and will not materially impair the ability of Mergerco to consummate the transactions contemplated hereby.

         Section 4.5 Information in Proxy Statement. None of the information supplied by Mergerco specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 4.6 Litigation. Mergerco is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen after due inquiry, would have a material adverse effect on the ability of Mergerco to consummate the transactions contemplated hereby.

         Section 4.7 Financing Commitment. (a) Jupiter will provide to Mergerco not less than $50.5 million and not more than $54.3 million (including the amount to purchase additional Shares pursuant to Section 4.2 herein) in equity to consummate the Merger, pay the Cash Merger Consideration and pay the related transaction expenses.

                  (b) Jupiter has entered into commitment letters (the "Commitment Letters") for $127 million in senior debt financing and for $100 million of senior subordinated debt financing (collectively, the "Financing"). Such Financing, together with the amount referred to in paragraph (a) above, is adequate to pay in full in cash at closing the Cash Merger Consideration, together with all fees and expenses of Mergerco associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the transactions contemplated hereby, including refinancing any debt required to be refinanced. True and correct copies of the Commitment Letters have been furnished to the Company. Neither Mergerco, Jupiter nor their affiliates will terminate, amend or modify in any respect the Commitment Letters or in a manner which will adversely affect the probability that such financing will be actually funded, or the timing thereof, without the prior written consent of the Company. Jupiter has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid as of the date hereof (and will duly pay any such fees due after the date hereof). The Commitment Letters are valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of Jupiter or Mergerco thereunder.

         Section 4.8 Fraudulent Conveyance. Assuming the accuracy of the representations and warranties of the Company in this Agreement, Mergerco has no reason to believe that the financing to be provided to effect the Merger will cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount of its existing liabilities, (ii) the fair salable value of the assets of the Surviving Corporation to be less than the amount that will be required to pay its probable liabilities on its existing debts as they mature, (iii) the Surviving Corporation not to be able to pay its existing debts as they mature or (iv) the Surviving Corporation to have an unreasonably small capital with which to engage in its business.

                                    ARTICLE V

                                    COVENANTS

         Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company's Disclosure Schedule or (iii) as agreed in writing by Mergerco, after the date hereof, and prior to the Effective Time:

                  (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its commercially reasonable best efforts to preserve its business organization intact and maintain its existing relations with material customers and suppliers, key employees, material creditors and business partners (including, without limitation, those party to the Material Agreements);

                  (b) the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any of the Shares, Preferred Stock, or capital stock of it or of any of its Subsidiaries beneficially owned by it; (ii) amend its Articles of Incorporation or Bylaws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or Preferred Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

                  (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class of the Company or its Subsidiaries, other than shares reserved for issuance on the date hereof pursuant to the exercise of Options outstanding on the date hereof; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness or other liability; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                  (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or key employees; (ii) (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to, any officer, director or employee of the Company or any its Subsidiaries;

                  (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of its material Agreements or waive, release or assign any material rights or claims thereunder;

                  (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Mergerco, and the Company shall use its reasonable commercial best efforts to maintain all such policies;

                  (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt or any short-term indebtedness other than normal borrowings under the Company's existing revolving credit facility; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice;
(iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary expense advances to employees in accordance with past practice); or
(iv) enter into any material commitment
or transaction (including, but not limited to, any material borrowing, capital expenditure or purchase, sale or lease of assets or real estate);

                  (h) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP;

                  (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries or those incurred in the ordinary course of business subsequent to the date of such financial statements;

                  (j) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

                  (k) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein, in the case of any representation or warranty not qualified by materiality, materially inaccurate or, in the case of any other representation or warranty, inaccurate in any respect at, or as of any time prior to, the Effective Time in each case without regard to any knowledge qualification; and

                  (l) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         Section 5.2 Access; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Mergerco, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Mergerco (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws, (b) all interim management reports, financial statements or similar documents or information prepared by the Company, and (c) all other information concerning its business, properties and personnel as Mergerco may reasonably request. Unless otherwise required by law and until the Effective Time, Mergerco will hold and will cause any Representative, as defined in the Confidentiality

Agreement, dated April 18, 1997 between the Company and Mergerco to hold any such information which is nonpublic in confidence pursuant to the terms of such Confidentiality Agreement.

         Section 5.3 Consents and Approvals. (a) Each of the Company and Mergerco will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information (except that Mergerco shall have no obligation to share any information filed by it under the HSR Act with the Company other than information relating to its businesses in industries within the same SIC codes as the Company) to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company and Mergerco will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Mergerco, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                  (b) The Company and Mergerco shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

         Section 5.4 No Solicitation. Neither the Company nor any of its Subsidiaries or affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Mergerco, any of its affiliates or representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"). The Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal (x) if such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction which the Board of Directors determines (based upon the advice of independent investment bankers for the Company) represents a superior transaction to the Merger for the shareholders of the Company, and (y) if the Board of Directors of the Company determines, only after receipt of advice from independent legal counsel to the Company and firm, that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law. The Company shall immediately (in any event within 24 hours) communicate to Mergerco the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

         Section 5.5 Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates, that, except as set forth in Section 5.5 of the Company's Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Company agrees to indemnify and hold Mergerco harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the. basis of any act or statement alleged to have been made by the Company or its affiliates. The expenses of the Company in connection with the transactions contemplated by this Agreement, including the fees and expenses of attorneys, accountants, investment bankers, financial advisors or similar agents or reasonable estimates thereof, are set forth in
Section 5.5 of the Company's Disclosure Schedule.

         Section 5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement the proper officers and directors of Mergerco shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

         Section 5.7 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Mergerco and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Mergerco nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

         Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Mergerco and Mergerco shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, or Mergerco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.9 Directors' and Officers' Insurance and Indemnification. (a) After the Effective Time the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Surviving Corporation, such consent not to be unreasonably withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under North Carolina law, such right to include advancement of expenses incurred in the defense of any action or suit; provided that any determination required to be made with respect to whether such Indemnified Party is entitled to indemnity hereunder (including without limitation whether, with respect to the indemnification of such Indemnified Party by the Surviving Corporation, an Indemnified Party's conduct complies with the standards set forth under the NCBCA), shall be made at the Surviving Corporation's expense by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company.

                  (b) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance covering claims arising from facts or events which occurred before the Effective Time ("D&O Insurance"), for a period of not less than six years after the Effective Date; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or canceled during such period, the Surviving Corporation will obtain substantially similar D&O Insurance; provided further, however, that in no event shall the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section in excess of 150% of the aggregate annual premiums paid by the Company in 1998 on an annualized basis for such purpose and, in the event that the annual premium for insurance required to be obtained hereunder shall exceed such amount, the Surviving Corporation shall maintain as much of such insurance as may be maintained for such amount.

                  (c) To the extent permitted by applicable law, the articles of incorporation and the bylaws of the Surviving Corporation for so long as it continues to exist shall contain the provisions with respect to advancement of expenses, indemnification and exculpation from liability set forth in the Articles of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law.

                  (d) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 5.9. The Surviving Corporation shall honor the indemnification provisions of Section 5.9 of the Agreement and Plan of Merger dated December 17, 1996, as amended, by and among the Company, ASI Acquisition Corp. and American Studios, Inc.

                  (e) The obligations of the Surviving Corporation under this
Section 5.9 shall not be terminated, modified or assigned in such a manner as to adversely affect any director or officer to whom this Section 5.9 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9).

         Section 5.10 Tax Return Filing and Tax Elections. The Company shall, and the Company shall cause each Subsidiary to, prepare, in a manner consistent with past practices, and timely file all Tax Returns required to be filed by the Company and each Subsidiary the due date of which occurs on or before the Closing Date and pay all Taxes due with respect to any such Tax Returns. The Company shall, and the Company shall cause each Subsidiary to, deliver drafts of such Tax Returns to Mergerco for its review no later than 10 business days prior to the date, including extensions, on which such Tax Returns are required to be filed and neither the Company nor any Subsidiary shall unreasonably fail to make any changes to such Tax Returns as Mergerco may request sufficiently in advance of the due date of such Tax Return to permit the making of such change. Except upon the prior written consent of Mergerco, the Company shall not, and the Company shall not permit any Subsidiary to, make any Tax elections on or prior to the Closing Date.

         Section 5.11 Cooperation. After the date hereof and prior to the Effective Time, the Company shall, and shall cause its management to, cooperate with Jupiter in connection with Jupiter's arranging the financing for the Merger, including (a) providing to Jupiter's financing sources all information reasonably requested by them to complete syndications of their loans, (b) assisting such financing sources upon their reasonable request in the preparation of information memoranda to be used in connection with such syndications and (c) otherwise assisting such financing sources in their syndication efforts, including by making reasonably available officers of the Company and its subsidiaries, as appropriate, at meetings of prospective lenders in various locations. In the event that the Merger is not consummated and Mergerco is not entitled to reimbursement pursuant to Section 8.1 for its Fees and Expenses, Mergerco shall bear the out-of-pocket costs the Company incurred as a result of the cooperation required under this Section 5.11.

         Section 5.12 Financing. Mergerco shall use commercially reasonable efforts to consummate the Financing or alternative financing on terms similar to the Financing and no more onerous than the terms of the Financing ("Alternative Financing").

         Section 5.13 NASDAQ Listing. Mergerco will not take any action, for at least three years after the Effective Time of the Merger, to cause the Common Stock to be de-listed from the NASDAQ; provided, however, that Mergerco may cause or permit the Common Stock to be de-listed in connection with any transaction (including the Merger) which results in the termination of registration of such securities under Section 12 of the Exchange Act, and provided, further, that nothing in this Section 5.13 shall require the Company to take any affirmative action to prevent the Common Stock from being de-listed by NASDAQ if the Common Stock ceases to meet the applicable listing standards.

         Section 5.14 Fees. The Company shall take reasonable actions to insure that all legal, investment banking, accounting, advisory, consulting, and other third party professional, printing and SEC fees and expenses incurred, paid or accrued by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other documents contemplated hereby and the special Meeting shall be reasonable and customary for such a Merger and the contemplated transactions under this Agreement.

         Section 5.15 Consummation of the Merger. The Company shall use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE VI

                                   CONDITIONS

         Section 6.1 Conditions to Each Party's Obligation to Effect the Merger Transaction. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, or Mergerco, as the case may be, to the extent permitted by applicable law:

                  (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares.

                  (b) Statutes: Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time;

                  (c) Injunctions. There shall be no order or injunction of a court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

                  (d) HSR Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.

         Section 6.2 Conditions to Mergerco's Obligation to Effect the Merger. The obligation of Mergerco to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Mergerco to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than in Section 3.2 and considered without regard to any materiality or material adverse effect qualification) shall be true and correct in all respects in each case when made and on the Closing Date as though made on and as of the Closing Date except at either time to the extent that the failure of such representations and warranties to be true and correct would not have or be reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated hereby or the Company's ability to perform its obligations hereunder in a timely manner. The representations and warranties of the Company set forth in Section 3.2 shall be true and correct in all material respects on and as of the date made and as of the Closing Date. The Company shall have delivered to Mergerco a certificate, dated the Closing Date and signed by the Chief Executive Officer or Chief Operating Officer of the Company, to the foregoing effects.

                  (b) Covenants. The Company shall have performed or complied in all material respects with all obligations, agreements or covenants required by this Agreement to be performed or complied with by it. The Company shall have delivered to Mergerco a certificate, dated the Closing Date and signed by the Chief Executive Officer or Chief Operating Officer of the Company, to the foregoing effect.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. The Company shall have delivered to Mergerco a certificate, dated the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the foregoing effect.

                  (d) Litigation. There shall have been no action taken, or statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Entity which directly or indirectly (i) prohibits, or imposes any material limitations on, the Company's ownership or operation (or that of its Subsidiaries or affiliates) of all or a material portion of their businesses or assets, or compels the Company to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, in each case taken as a whole, (ii) prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement, or (iii) otherwise materially adversely affects the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided that Mergerco shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted.

                  (e) Financing. All conditions to the availability of the Financing contemplated by the Commitment Letters shall have been met and such Financing shall be available or Alternative Financing shall be available.

                  (f) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Merger shall have been obtained, except to the extent that the failure to obtain such consents and waivers would not, individually or in the aggregate, have a materially adverse effect to the Company as a whole or a material adverse effect on the consummation of the transactions contemplated hereby.

                  (g) Code Section 1445 Statement. The Company shall have furnished Mergerco with a statement meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3).

                  (h) Option Consents. The Company shall have caused the cancellation of all Options as contemplated by Section 2.5 hereof other than Options which Mergerco and the holders thereof agree will remain outstanding and other than Options covering not more than 10,000 Shares.

                  (i) Dissenting Shares. The number of Dissenting Shares shall constitute no greater than 10% of the total number of Shares outstanding immediately prior to the Effective Time.

         Section 6.3 Conditions to the Company's Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and warranties of Mergerco set forth in this Agreement that are qualified as to materiality shall be true, and the representations and warranties of Mergerco set forth in this Agreement that are not so qualified shall be true in all material respects, in either case when made and immediately prior to the Closing Date as though made on or as of the Closing Date, and in each case without giving effect to any knowledge qualifiers contained therein. Mergerco shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or Chief Operating Officer of Mergerco, to the foregoing effect.

                  (b) Covenants. Mergerco shall have performed or complied with all obligations, agreements or covenant required by this Agreement to be performed or complied with by it. Mergerco shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of Mergerco, to the foregoing effect.

                  (c) Litigation. There shall have been no action taken, or statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Entity which directly or indirectly prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement; provided that the Company shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted.

                                   ARTICLE VII

                                   TERMINATION

         Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                  (a) By the mutual consent of the Board of Directors of Mergerco and the Board of Directors of the Company.

                  (b) By either of the Board of Directors of the Company or the Board of Directors of Mergerco:

                           (i) if the Merger shall not have been consummated before October 31, 1998 (the "Termination Date"); provided, that a party that has willfully and materially breached a representation, warranty or covenant set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(b)(i);

                           (ii) if, upon a vote at a duly held meeting of the shareholders of the Company or any adjournment thereof, the shareholders of the Company shall not approve the Merger or this Agreement; or

                           (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                  (c) By the Board of Directors of the Company:

                           (i) if, prior to the Effective Time, the Board of Directors of the Company shall have (A) withdrawn, or modified or changed in a manner adverse to Mergerco its approval or recommendation of this Agreement or the Merger in order to permit the Company to execute an agreement in principle or a definitive agreement providing for the acquisition of the Company by merger, consolidation or otherwise, on terms (including the per share consideration) determined by the Board of Directors of the Company (based upon the advice of independent investment bankers for the Company), to be superior for the shareholders of the Company as compared to the terms of the acquisition of the Company contemplated by this Agreement, and (B) determined, only after receipt of advice from independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (A) could cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law; or

                           (ii) if, prior to the Effective Time, Mergerco breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect, or if any representation or warranty of Mergerco set forth in this Agreement shall have become untrue such that any of the conditions set forth in
         Section 6.1 or Section 6.3 is reasonably likely to be incapable of being satisfied by the Termination Date (as such date may otherwise be extended by agreement of the parties); provided, however, that the Board of Directors of the Company may terminate this Agreement under this Section 7.1(c)(ii) only if such breach, failure of compliance or untruth, if it is capable of being cured, continues uncured for a period of ten (10) days after receipt by Mergerco of notice thereof from the Company.

                  (d) By the Board of Directors of Mergerco:

                           (i) if prior to the Effective Time, the Board of Directors of the Company shall have withdrawn, failed to reaffirm or modified or changed in a manner adverse to Mergerco its approval or recommendation of this Agreement or the Merger or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Mergerco or its affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or

                           (ii) if, prior to the Effective Time, the Company breaches or fails to perform or comply with any of its covenants and agreements contained herein or breaches any of its representations or warranties contained herein, or if any representation or warranty of the Company shall have become untrue such that any of the conditions set forth in Section 6.1 and Section 6.2 is reasonably likely to be incapable of being satisfied by the Termination Date (as such date may otherwise be extended by the agreement of the parties); provided, however, that the Board of Directors of Mergerco may terminate this Agreement under this Section 7.1(d)(ii) only if the breach, failure of compliance or untruth referred to herein would have or would be reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated hereby or the Company's ability to perform its obligations hereunder in a timely manner and, if such breach, failure of compliance or untruth is capable of being cured, the same continues uncured for a period of ten (10) days after receipt by the Company of notice thereof from Mergerco.

         Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7. 1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement, except for the last sentence of Section 5.2 hereof shall forthwith become null and void, and there shall be no liability on the part of Mergerco or the Company except (A) for fraud and (B) as set forth in this Section 7.2 and Section 8.1.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 Fees and Expenses. (a) Except as otherwise contemplated by this Agreement, including Section 8.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (b) If (v) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) hereof, (w) the Board of Directors of Mergerco shall terminate this Agreement pursuant to Section 7.1(d)(i) hereof, (x) the Board of Directors of Mergerco shall terminate this Agreement pursuant to Section 7.1(b)(i) hereof and the Company has breached the covenant set forth in Section 5.15, or (y) this Agreement shall be terminated pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) hereof and, in the case of this subclause (y) only, at the time of such termination an Acquisition Proposal or an intention to make an Acquisition Proposal

(whether or not such Acquisition Proposal has been made subject to certain contingencies) shall have been made to the Company (whether or not it is pending at the time of such termination) or shall have been publicly announced by any person and, if, in the case of this subclause (y) only, within one year of such termination, the Company or any of its Subsidiaries enters into an agreement relating to an Acquisition Proposal, the Company shall pay to or at the direction of Mergerco (not later than two business days after termination of this Agreement or the execution of the agreement referred to in subclause (y) in the case of subclause (y) above) an amount equal to $6,000,000 and shall promptly assume and pay, or reimburse Mergerco for, all reasonable out-of-pocket fees and expenses (collectively "Fees and Expenses") incurred, or to be incurred, by Mergerco and its affiliates (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) in connection with the Merger and the consummation of the transactions contemplated by this Agreement. In the event of any breach or failure set forth in subclause (x) above, such $6,000,000 amount shall be paid by the Company to Mergerco as liquidated damages and not as a penalty. In any such event recovery of such liquidated damages shall be the sole right of Mergerco and payment of such amount shall be the sole liability of the Company. Such amount is being fixed as liquidated damages in any such event by reason of the fact that the actual damages to be suffered by Mergerco are by their nature uncertain and unascertainable with exactness. In any such event, Mergerco shall not seek any money or other judgment against the Company, or any officer, director or shareholder of the Company or against the assets of the Company, and the sole recourse of Mergerco shall be to recover liquidated damages in the foregoing amount.

                  (c) If this Agreement is terminated pursuant to Section 7.1(d)(ii) or terminated by the Company at a time after Mergerco has given notice to the Company that Mergerco is (or with notice or lapse of time or both, would be) entitled to terminate this Agreement under Section 7.1(d)(ii), the Company shall promptly assume and pay, or reimburse Mergerco for, all Fees and Expenses.

                  (d) If this Agreement is terminated pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) and, at the time of such termination, any person or group of persons (the "Acquiror") has acquired beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% (other than for investment purposes only) (or, in the case of Centennial Partners L.P., 35%) in the aggregate of the outstanding Common Stock of the Company and if, within one year of such termination, the Company or any of its Subsidiaries enters into an agreement relating to an Acquisition Proposal, then the Company shall pay to or at the direction of Mergerco (not later than two business days after the execution of such agreement), an amount equal to $6,000,000.

         Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger consideration.

         Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time unless otherwise specified therein.

         Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                       (a) if to Mergerco or Jupiter, to:

                           Jupiter Partners II L.P.
                           30 Rockefeller Plaza, Suite 4525
                           New York, New York  10112
                           Attention:  Mr. John A. Sprague
                           Telephone No.:  (212) 332-2800
                           Fax No.: (212) 332-2828

                                       and

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Richard S. Borisoff, Esq.
                           Telephone No.:  (212) 373-3000
                           Fax No.: (212) 757-3990

                       (b) if to the Company, to:

                           PCA International, Inc.
                           815 Matthews-Mint Hill Road
                           Matthews, NC 28105
                           Attention:  John Grosso
                           Telephone No.: (704) 847-8011
                           Fax No.:  (704) 847-1548

                                 with a copy to:

                           Schulte Roth & Zabel LLP
                           900 Third Avenue
                           New York, New York  10022
                           Attention:  Marc Weingarten, Esq.
                           Telephone No.:  (212) 756-2000
                           Fax No.:  (212) 593-5955

         Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

         Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 8.7 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 8.9 Governing Law. Except to the extent that the laws of the State of North Carolina are mandatorily applicable, this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Mergerco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any of its affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, Mergerco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                            JUPITER ACQUISITION CORP.

                                            By: /s/ John A. Sprague
                                            -----------------------
                                            Name:  John A. Sprague
                                            Title: President


                                            PCA INTERNATIONAL, INC.

                                            By: /s/ Joseph H. Reich
                                            -----------------------
                                            Name:  Joseph H. Reich
                                            Title: Chairman of the Board